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Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES SECOND QUARTER NET ASSET VALUE

HOUSTON, TX – August 15, 2023 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Company”) reports net assets as of June 30, 2023, of $40.1 million. Net asset value per share increased to $2.96 as of June 30, 2023, from $2.52 as of March 31, 2023. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	6/30/2023	3/31/2023	12/31/2022	9/30/2022	6/30/2022
Net assets	$40,051	$34,106	$35,237	$36,230	$37,155
Shares outstanding	13,518	13,518	13,518	13,518	13,518
Net assets per share	$2.96	$2.52	$2.61	$2.68	$2.75

The following was the principal contributor to the increase in fair value of the Company’s portfolio holdings in the second quarter of 2023:

Investment in Morgan E&P. On May 22, 2023, Morgan E&P, LLC (“Morgan”), a wholly owned subsidiary of the Company completed the acquisition of 4,747.52 net acres, in the Bakken/Three Forks formation in the Williston Basin of North Dakota. Additional acreage of up to 6,705 net acres will also be acquired in the coming months. During the six months ended June 30, 2023, we made a $750,000 investment in Morgan. As of June 30, 2023, we recorded the fair value of Morgan at approximately $7.5 million. The fair value is based principally on our expectation of Morgan drilling new wells and generating operating cash flow therefrom in the future.

The Company received advice and assistance from a third-party valuation firm to support its determination of the fair value of this investment.

About Equus

The Company is a business development company that trades as a closed-end fund on the New York Stock Exchange under the symbol "EQS". Additional information on the Company may be obtained from the Company’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Company, including our ability to achieve our expected financial and business objectives, and the other risks and uncertainties described in the Company’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.